Exhibit 99.1

CONSENT OF PERSON TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form S-1 (File No. 333-201313) (as amended from time to time, the “Registration Statement”) of HTG Molecular Diagnostics, Inc. (the “Company”), the undersigned hereby consents to being named and described as a person who will become a director of the Company in the Registration Statement, the prospectus forming a part of the Registration Statement, and any related free writing prospectus, and to the filing of this consent with the Registration Statement.

March 16, 2015

/s/ Donald W. Grimm
Donald W. Grimm